Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Pre-Effective Amendment No.1 to Form S-1 of our report dated September 27, 2024, with respect to the consolidated financial statements of Aeluma, Inc. and Subsidiary for the years ended June 30, 2024 and 2023 and to the reference of our Firm under the caption “Experts” in the Registration Statement. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Rose, Snyder & Jacobs LLP

Rose, Snyder & Jacobs LLP

Encino, California

March 19, 2025